Exhibit 99.2

CONSENT OF J.P. MORGAN SECURITIES LLC

We hereby consent to (i) the inclusion of our opinion letter dated September 19, 2023 to the board of directors of Eastern Bankshares, Inc. (“Eastern”) as Annex C to the joint proxy statement/prospectus which forms a part of Amendment No. 1 to the registration statement on Form S-4 (the “Registration Statement”) relating to the proposed merger of Eastern and Cambridge Bancorp, and (ii) the references to such opinion in such joint proxy statement/prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”) or the rules and regulations of the Securities and Exchange Commission (the “SEC”) thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ J.P. Morgan Securities LLC

December 20, 2023